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                                                                    EXHIBIT 99.1
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FOR IMMEDIATE RELEASE
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                IMPERIAL CREDIT COMMERCIAL MORTGAGE INVESTMENT
               CORPORATION REPORTS DECEMBER 1997 INVESTMENTS OF
          $169 MILLION AND AGGREGATE FOURTH QUARTER 1997 INVESTMENTS
                                OF $332 MILLION

LOS ANGELES, CALIFORNIA, January 6, 1998. Imperial Credit Commercial Mortgage Investment Corp. (Nasdaq: ICMI) today reported that it invested approximately $169 million in five separate asset acquisition transactions during December 1997. The December investments bring the total amount invested by the Company during the fourth quarter of 1997 to approximately $332 million, which represents approximately 69% of the net cash proceeds received by the Company from its October 1997 initial public offering of its common stock.

The Company's investments during December 1997 included its acquisition of an approximately $93.5 million pool of small multifamily and commercial mortgage loans from Southern Pacific Bank, a wholly-owned subsidiary of Imperial Credit Industries, Inc. (Nasdaq: ICII). The Company acquired two additional pools of small multifamily and commercial mortgage loans with a total outstanding principal balance of approximately $59 million from two unaffiliated mortgage lenders. One of the additional loan pools is approximately $47.5 million of fixed rate loans with a weighted average yield to maturity of approximately 11.89% (assuming no prepayments or defaults), and the other is approximately $11 million of floating rate loans. The Company also acquired approximately $6.3 million of floating rate loans originated by Franchise Mortgage Acceptance Corporation (Nasdaq: FMAX), and the Company invested $5 million in other real estate related assets. All of the transactions were consummated in December, 1997 and add to the approximately $163 million invested by the Company at the time of its initial public offering in small multifamily and commercial mortgage loans and interests in multifamily and commercial mortgage-backed securities.

The Company presently is working on a number of transactions which it expects to close in the first quarter of 1998.

Imperial Credit Commercial Mortgage Investment Corp. is a publicly traded real estate investment trust that invests primarily in performing multifamily and commercial mortgage loans, interests in multifamily and commercial mortgage backed securities, and real property.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's Registration Statement on Form S-11 filed with the Securities and Exchange Commission.

For further information, please contact Karen Montandon at (310) 791-8022.